EXHIBIT 10.1

THIS AGREEMENT, made by and between Franklin Resources, Inc., a Delaware corporation (hereinafter referred to as the “Company”), and Craig S. Tyle (hereinafter referred to as the “Executive”).

WHEREAS, the Executive has agreed to become employed by the Company; and

WHEREAS, the Company wishes to provide for the terms of any severance pay to the Executive in the event of his termination of employment under certain conditions and the Executive, in consideration of his continuing employment, is willing to accept such arrangements;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.          Severance Payment. Except as otherwise provided herein, upon a Termination of Employment (as defined herein) the Company shall pay the Executive, as severance pay, an amount equal to the sum of (A) the Executive’s annual base salary as in effect immediately prior to Termination of Employment and (B) an amount equal to 75% of the most recent annual bonus paid to the Executive. Such payment shall be made no later than thirty days following the date of such Termination of Employment.

2.          Benefits. (a) Nothing in this provision shall prevent the Executive from receiving any payments or continuance of benefits to which he would be entitled under the general terms and provisions of any other plan or program for compensation or employee benefits.

(b)        In addition to the foregoing, the Executive shall continue to receive, during the period in which such severance pay is being made, all standard fringe benefits generally accorded to employees of the Company, including but not limited to:

(i)	medical and hospitalization insurance;

(ii)         contributions or benefits in employee retirement plans; provided, however, that if such contributions or benefits are not available in accordance with the provisions of any such employee retirement plan, then, in lieu thereof, the Company shall pay the Executive an amount equivalent to what otherwise would have been provided under such plan.

3.	Termination of Employment.

(a)        A Termination of Employment, as used for the sole purposes of this Agreement, shall mean and include a termination of the Executive’s employment with the Company for any reason except as otherwise specified herein.

(b)	Termination of Employment shall not include:

(i)             a voluntary termination by the Executive due to retirement or any other reason;

(ii)	termination by reason of death;

(iii)	termination by reason of physical or medical disability; or

(iv)	termination for Cause (as defined herein).

(c)            “Cause.” As used in this Agreement, “Cause” shall mean (1) conviction of a felony; (2) conviction of a misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, unlawful taking of property, bribery, perjury, forgery or counterfeiting, extortion, or a conspiracy to commit any of these offenses; (3) if the Executive is not disabled, a failure or refusal to perform his required duties for a period of not less than fifteen (15) days after formal notice to the Executive of such failure or refusal; or (4) personal dishonesty, incompetence, willful misconduct, or breach of any fiduciary duty involving personal profit.

4.	Term of Agreement.

This Agreement shall become effective as of the first day of Executive’s employment with the Company and shall remain in effect for a period of three (3) years thereafter.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer, and the Executive has hereunto set his hand, as of the first day of June 2005.

FRANKLIN RESOURCES, INC.
By: /s/ Martin L. Flanagan
Martin L. Flanagan, President & Co-CEO

/s/ Craig S. Tyle
CRAIG S. TYLE